FOR IMMEDIATE RELEASE

Media Relations:
Paulina Heinkel
332.877.5339
Media.request@iff.com

Investor Relations:
Michael Bender
212.708.7263
Investor.Relations@iff.com

IFF Reports Second Quarter 2024 Results

NEW YORK - August 6, 2024 - IFF (NYSE: IFF) reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.9 B	$183 M	$0.66	$588 M	20.4%	$1.16

First Six Months 2024 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$5.8 B	$298 M	$0.90	$1.2 B	20.1%	$2.29

Management Commentary
"We are pleased with our performance through the first half of the year, as it represents a marked improvement over our prior year lows," said IFF CEO Erik Fyrwald. "Our efforts to drive volume growth across all our business units, combined with enhanced productivity initiatives, have resulted in solid profit improvements compared to the same period last year. Given our performance to date and our cautiously optimistic outlook for the remainder of the year, we are raising both our sales and adjusted operating EBITDA guidance for the full year."

"We are energized by the progress we are making in the development of our customer focused and innovation led strategy. The entire IFF team is rallying behind this strategic refresh, and while we still have more work to do, we have identified significant growth opportunities. We have started to increase our investments in R&D, commercial efforts, and capacity in flavors, scent, and health and biosciences as well as increasing investments to strengthen our digital systems. At the same time, we are rapidly addressing our functional ingredients business by implementing additional productivity initiatives to improve our margin while we target attractive customer segments. We believe these actions will deliver stronger value creation for our customers, employees, and shareholders over time."

1 Schedules at the end of this release contain reconciliations of reported GAAP to Non-GAAP metrics. See Use of Non-GAAP Financial Measures for explanations of our Non-GAAP metrics.

Second Quarter 2024 Consolidated Financial Results
•Reported net sales for the second quarter were $2.89 billion, a decrease of 1% versus the prior-year period. On a comparable basis2, currency neutral sales1 increased 7% versus the prior-year period led by growth in Scent, Health & Biosciences and Nourish. Volume grew high-single digits and continued to improve sequentially across nearly all businesses.
•Income before taxes on a reported basis for the second quarter was $183 million. Adjusted operating EBITDA1 for the second quarter was $588 million. On a comparable basis2, adjusted operating EBITDA1 improved 22% versus the prior-year period, led by volume growth and productivity gains.
•Reported earnings per share (EPS) for the second quarter was $0.66. Adjusted EPS excluding amortization1 was $1.16 per diluted share.
•Cash flows from operations at the end of the second quarter was $336 million, and free cash flow1 defined as cash flows from operations less capital expenditures totaled $136 million. Total debt to trailing twelve months net loss at the end of the second quarter was (4.0)x. Net debt to credit adjusted EBITDA1 at the end of the second quarter was 4.0x.

Second Quarter 2024 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Comparable Currency Neutral (Non-GAAP)[1] [2]	Adjusted (Non-GAAP)[1]	Comparable Adjusted (Non-GAAP)[1] [2]
	Sales	Sales	Operating EBITDA	Operating EBITDA
Nourish	(5)%	4%	28%	36%
Health & Biosciences	7%	9%	14%	14%
Scent	2%	16%	17%	38%
Pharma Solutions	0%	0%	(19)%	(19)%

Nourish Segment
•On a reported basis, second quarter sales were $1.48 billion. On a comparable basis2, currency neutral sales1 increased 4% driven by double-digit growth in Flavors. Functional Ingredients performance continued to improve sequentially and delivered high-single digit volume growth, yet sales declined low-single digits against the year-ago period as a result of pricing actions.
•Nourish adjusted operating EBITDA1 was $232 million and adjusted operating EBITDA margin1 was 15.7% in the second quarter. On a comparable basis2, adjusted operating EBITDA1 increased 36% led by volume growth, productivity gains and the benefit of the Locust Bean Kernel write-down in the prior year period.

Health & Biosciences Segment
•On a reported basis, second quarter sales were $558 million. On a comparable basis2, currency neutral sales1 increased 9% driven by strong performances across all businesses. Health also returned to growth driven by a strong performance in Probiotics.
•Health & Biosciences adjusted operating EBITDA1 was $165 million and adjusted operating EBITDA margin1 was 29.6% in the second quarter. On a comparable basis2, adjusted operating EBITDA1 improved 14% led by volume growth and productivity gains.

Scent Segment
•On a reported basis, second quarter sales were $603 million. On a comparable basis2, currency neutral sales1 increased 16% led by strong double-digit growth in Consumer Fragrance and Fragrance Ingredients as well as a mid-single digit increase in Fine Fragrance.
•Scent adjusted operating EBITDA1 was $137 million and adjusted operating EBITDA margin1 was 22.7% in the second quarter. On a comparable basis2, adjusted operating EBITDA1 increased 38% led primarily by volume growth and productivity gains.

Pharma Solutions Segment
•On a reported basis, second quarter sales were $250 million. On a comparable basis2, currency neutral sales1 were 0% as a return to volume growth was offset by modestly lower pricing.
2 Comparable results for the second quarter exclude the impact of divestitures and acquisitions.

•Pharma Solutions adjusted operating EBITDA1 was $54 million and adjusted operating EBITDA margin1 was 21.6% in the second quarter. On a comparable basis2, adjusted operating EBITDA1 declined 19% which was according to plan as volume growth and productivity gains were more than offset primarily by unfavorable mix and one-time items.

Financial Guidance

The Company is increasing its expectations for the full year 2024 and now expects full year 2024 sales to be in the range of $11.1 billion to $11.3 billion versus $10.8 billion to $11.1 billion and adjusted operating EBITDA to be in the range of $2.1 billion to $2.17 billion versus $1.9 billion to $2.1 billion. The Company now expects volume to be 3% to 5% versus 0% to 3%, with improvements across the majority of the portfolio. Pricing is still expected to increase approximately 1%, principally driven by the impact of foreign exchange rate changes in emerging markets where the Company has index pricing to US and/or EURO exchange rates.

Based on current market foreign exchange rates, the Company expects that foreign exchange will have a 3% to 4% adverse impact to sales growth.

The Company cannot reconcile its expected adjusted operating EBITDA without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration related costs, gains (losses) on business disposals and regulatory costs.

Audio Webcast

A live webcast to discuss the Company’s second quarter 2024 financial results will be held on August 7, 2024, at 9:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations including those concerning expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; our ability to execute on our strategic and financial transformation, including the progress and success of our portfolio optimization strategy (including the sale process for our Pharma Solutions disposal group), through non-core business divestitures and acquisitions, and expectations regarding the implementation of our refreshed growth-focused strategy and expectations around our business divestitures; our ability to continue to generate value for, and return cash to, our shareholders; expectations of the impact of inflationary pressures and the pricing actions to offset exposure to such impacts; the impact of high input costs, including commodities, raw materials, transportation and energy; the expected impact of global supply chain challenges; our ability to enhance our innovation efforts, drive cost efficiencies and execute on specific consumer trends and demands; the growth potential of the markets in which we operate, including the emerging markets; expectations regarding sales and profit for the fiscal year 2024, including the impact of foreign exchange, pricing actions, raw materials, energy, and sourcing, logistics and manufacturing costs; the impact of global economic uncertainty and recessionary pressures on demand for consumer products; the success of our integration efforts, following the N&B Transaction, and ability to deliver on our synergy commitments as well as future opportunities for the combined company; our strategic investments in capacity and increasing inventory to drive improved profitability; our ability to drive cost discipline measures and the ability to recover margin to pre-inflation levels; expected capital expenditures in 2024; and the expected costs and benefits of our ongoing optimization of our manufacturing operations, including the expected number of closings.

These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”, “should”, “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) our substantial amount of indebtedness and its impact on our liquidity, credit ratings and ability to return capital to its shareholders; (2) our ability to successfully execute the next phase of our strategic transformation; (3) our ability to declare and pay dividends which is subject to certain considerations; (4) the impact of the outcomes of legal claims, disputes, regulatory investigations and litigation; (5) inflationary trends, including in the price of our input costs, such as raw materials, transportation and energy; (6) supply chain disruptions, geopolitical developments, including the Russia-Ukraine war, the Israel-Hamas war and wider Middle East developments (including disruptions to the Red Sea passage) or climate-change related events (including severe weather events) that may affect our suppliers or procurement of raw materials; (7) our ability to attract and retain key employees, and manage turnover of top executives; (8) our ability to successfully market to our expanded and diverse customer base; (8) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (9) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (10) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (11) disruption in the development, manufacture, distribution or sale of our products from international conflicts (such as the Russia-Ukraine war and the Israel-Hamas war), geopolitical events, trade wars, natural disasters (such as the COVID-19 pandemic), public health crises, terrorist acts, labor strikes, political or economic crises (such as the uncertainty related to U.S. government funding negotiations), accidents and similar events; (12) the impact of a significant data breach or other disruption in our information technology systems, and our ability to comply with data protection laws in the U.S. and abroad; (13) our ability to benefit from our investments and expansion in emerging markets; (14) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (15) economic, regulatory and political risks associated with our international operations; (16) the impact of global economic uncertainty (including increased inflation) on demand for consumer products; (17) our ability to integrate the N&B Business and realize anticipated synergies, among other benefits; (18) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (19) our ability to meet increasing customer, consumer, shareholder and regulatory focus on sustainability; (20) our ability to successfully manage our working capital and inventory balances; (21) any impairment on our tangible or intangible long-lived assets; (22) our ability to enter into or close strategic transactions or divestments, or successfully establish and manage acquisitions, collaborations, joint ventures or partnerships; (23) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (24) the impact of the phase out of the London Interbank Offered Rate (“LIBOR”) on our variable rate interest expense; (25) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environment impact; (26) defects, quality issues (including product recalls), inadequate disclosure or misuse with respect to the products and capabilities; (27) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (28) the impact of our or our counterparties’ failure to comply with the U.S. Foreign Corrupt Practices Act, similar U.S. or foreign anti-bribery and anti-corruption laws and regulations, applicable sanctions laws and regulations in the jurisdictions in which we operate or ethical business practices and related laws and regulations; (29) our ability to protect our intellectual property rights; (30) the impact of changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; (31) the impact of any tax liability resulting from the N&B Transaction; and (32) our ability to comply with data protection laws in the U.S. and abroad.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this press release that modify or impact any of the forward-looking statements contained in or accompanying this press release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this press release.

Use of Non-GAAP Financial Measures

We provide in this press release non-GAAP financial measures, including: (i) comparable currency neutral sales; (ii) adjusted operating EBITDA and comparable adjusted operating EBITDA; (iii) adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization, interest expense, other (expense) income, net, and certain non-recurring or unusual items that are not part of recurring operations such as, restructuring and other charges, impairment of goodwill, gains (losses) on business disposals, loss on assets classified as held for sale, acquisition, divestiture and integration costs, strategic initiatives costs, regulatory costs and other items.

Adjusted EPS ex Amortization excludes the impact of non-operational items including, restructuring and other charges, impairment of goodwill, divestiture and integration costs, (gains) losses on business disposals, loss on assets classified as held for sale, gain on China facility relocation, strategic initiatives costs, regulatory costs and other items that are not a part of recurring operations.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreements and defined as net debt (which is debt for borrowed money less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, specified items and non-cash items.

Comparable results for the second quarter exclude the impact of divestitures and acquisitions.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

The Company cannot reconcile its expected adjusted operating EBITDA under "Financial Guidance" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration costs, gains (losses) on business disposals, and regulatory costs.

Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Statements of Income (Loss)
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$2,889	$2,929	(1)%	$5,788	$5,956	(3)%
Cost of goods sold	1,821	1,996	(9)%	3,696	4,059	(9)%
Gross profit	1,068	933	14%	2,092	1,897	10%
Research and development expenses	173	161	7%	339	322	5%
Selling and administrative expenses	493	445	11%	983	899	9%
Amortization of acquisition-related intangibles	153	172	(11)%	321	343	(6)%
Impairment of goodwill	64	—	NMF	64	—	NMF
Restructuring and other charges	2	7	(71)%	5	59	(92)%
(Gains) losses on sale of assets	(8)	3	NMF	(10)	(2)	NMF
Operating profit	191	145	32%	390	276	41%
Interest expense	79	101	(22)%	162	201	(19)%
(Gains) losses on business disposals	(368)	5	NMF	(368)	19	NMF
Loss on assets classified as held for sale	282	—	NMF	282	—	NMF
Other expense (income), net	15	(11)	(236)%	16	(8)	NMF
Income before income taxes	183	50	266%	298	64	NMF
Provision for income taxes	11	23	(52)%	65	45	44%
Net income	172	27	NMF	233	19	NMF
Net income attributable to non-controlling interests	2	—	NMF	3	1	200%
Net income attributable to IFF shareholders	$170	$27	NMF	$230	$18	NMF

Net income per share - basic	$0.67	$0.11		$0.90	$0.07
Net income per share - diluted	$0.66	$0.11		$0.90	$0.07

Average number of shares outstanding - basic	255	255		255	255
Average number of shares outstanding - diluted	256	255		256	255

NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	June 30,	December 31,
	2024	2023
Cash, cash equivalents, and restricted cash	$671	$709
Receivables, net	1,775	1,726
Inventories	2,160	2,477
Other current assets	3,543	1,381
Total current assets	8,149	6,293

Property, plant and equipment, net	3,763	4,240
Goodwill and other intangibles, net	16,163	18,992
Other assets	1,468	1,453
Total assets	$29,543	$30,978

Short-term borrowings	$783	$885
Other current liabilities	2,642	2,873
Total current liabilities	3,425	3,758

Long-term debt	8,596	9,186
Non-current liabilities	3,231	3,392

Shareholders' equity	14,291	14,642
Total liabilities and shareholders' equity	$29,543	$30,978

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$233	$19
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	524	563
Deferred income taxes	(77)	(27)
Loss on assets classified as held for sale	282	—
Gains on sale of assets	(10)	(2)
(Gains) Losses on business disposals	(368)	19
Stock-based compensation	43	32
Pension contributions	(11)	(18)
Impairment of goodwill	64	—
Inventory write-down	—	44
Changes in assets and liabilities:
Trade receivables	(293)	(70)
Inventories	4	333
Accounts payable	54	(92)
Accruals for incentive compensation	18	(77)
Other current payables and accrued expenses	(78)	(248)
Other assets/liabilities, net	(49)	(101)
Net cash provided by operating activities	336	375
Cash flows from investing activities:
Additions to property, plant and equipment	(200)	(290)
Proceeds from disposal of assets	16	21
Net proceeds received from business divestitures	848	821
Net cash provided by investing activities	664	552
Cash flows from financing activities:
Cash dividends paid to shareholders	(309)	(413)
Decrease in revolving credit facility and short-term borrowings	—	(100)
Net borrowings of commercial paper (maturities less than three months)	189	(28)
Principal payments of debt	(849)	(300)
Deferred and contingent consideration paid	(36)	(6)
Withholding tax paid on stock-based compensation	(14)	(11)
Other, net	(4)	(8)
Net cash used in financing activities	(1,023)	(866)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(38)	39
Net change in cash, cash equivalents and restricted cash	(61)	100
Cash, cash equivalents and restricted cash at beginning of year	735	552
Cash, cash equivalents and restricted cash at end of period	$674	$652
The following table reconciles cash, cash equivalents and restricted cash between the Company's statement of cash flows for the periods ended June 30, 2024 and June 30, 2023 to the amounts reported on the Company's balance sheet:

AMOUNTS IN MILLIONS	June 30, 2024	December 31, 2023	June 30, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$671	$703	$638	$483
Cash and cash equivalents included in Assets held for sale	3	26	3	52
Restricted cash	—	6	11	10
Non-current assets
Restricted cash included in Other assets	—	—	—	7
Cash, cash equivalents and restricted cash	$674	$735	$652	$552

International Flavors & Fragrances Inc.
Reportable Segment Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales
Nourish	$1,478	$1,564	$2,974	$3,217
Health & Biosciences	558	522	1,089	1,035
Scent	603	592	1,248	1,200
Pharma Solutions	250	251	477	504
Consolidated	$2,889	$2,929	$5,788	$5,956
Segment Adjusted Operating EBITDA
Nourish	$232	$181	$448	$389
Health & Biosciences	165	145	324	276
Scent	137	117	294	222
Pharma Solutions	54	67	100	126
Total	588	510	1,166	1,013
Depreciation & Amortization	(246)	(287)	(524)	(563)
Interest Expense	(79)	(101)	(162)	(201)
Other (Expense) Income, net	(15)	11	(16)	8
Restructuring and Other Charges	(2)	(7)	(5)	(59)
Impairment of Goodwill	(64)	—	(64)	—
Gains (Losses) on Business Disposals	368	(5)	368	(19)
Loss on Assets Classified as Held for Sale	(282)	—	(282)	—
Acquisition, Divestiture and Integration Costs	(59)	(45)	(117)	(76)
Strategic Initiatives Costs	(12)	(9)	(16)	(22)
Regulatory Costs	(19)	(14)	(54)	(19)
Other	5	(3)	4	2
Income Before Taxes	$183	$50	$298	$64
Segment Adjusted Operating EBITDA Margin
Nourish	15.7%	11.6%	15.1%	12.1%
Health & Biosciences	29.6%	27.8%	29.8%	26.7%
Scent	22.7%	19.8%	23.6%	18.5%
Pharma Solutions	21.6%	26.7%	21.0%	25.0%
Consolidated	20.4%	17.4%	20.1%	17.0%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Second Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$1,068	$933
Adjusted (Non-GAAP)	$1,068	$933

Reconciliation of Selling and Administrative Expenses
	Second Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$493	$445
Acquisition, Divestiture and Integration Costs (e)	(59)	(45)
Strategic Initiatives Costs (g)	(12)	(9)
Regulatory Costs (h)	(19)	(14)
Other (i)	(2)	—
Adjusted (Non-GAAP)	$401	$377

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS
	Second Quarter
	2024				2023
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS (l)	Income before taxes	Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS (l)
Reported (GAAP)	$183	$11	$170	$0.66	$50	$23	$27	$0.11
Restructuring and Other Charges (a)	2	—	2	0.01	7	4	3	0.02
Impairment of Goodwill (b)	64	—	64	0.25	—	—	—	—
(Gains) Losses on Business Disposals (c)	(368)	(23)	(345)	(1.35)	5	(8)	13	0.05
Loss on Assets Classified as Held for Sale (d)	282	58	224	0.87	—	—	—	—
Acquisition, Divestiture and Integration Costs (e)	56	10	46	0.18	45	7	38	0.15
Gain on China Facility Relocation (f)	—	—	—	—	(22)	(6)	(16)	(0.06)
Strategic Initiatives Costs (g)	12	3	9	0.04	9	2	7	0.03
Regulatory Costs (h)	19	4	15	0.06	14	3	11	0.04
Other (i)	(5)	(3)	(2)	(0.02)	3	—	3	0.01
Adjusted (Non-GAAP)	$245	$60	$183	$0.71	$111	$25	$86	$0.34

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Second Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2024	2023
Numerator
Adjusted (Non-GAAP) Net Income	$183	$86
Amortization of Acquisition related Intangible Assets	153	172
Tax impact on Amortization of Acquisition related Intangible Assets (j)	38	39
Amortization of Acquisition related Intangible Assets, net of tax (m)	115	133
Adjusted (Non-GAAP) Net Income ex. Amortization	$298	$219

Denominator
Weighted average shares assuming dilution (diluted)	256	255
Adjusted (Non-GAAP) EPS ex. Amortization	$1.16	$0.86

(a)	For 2024, represents costs related to lease impairment and severance as part of the Company's restructuring efforts. For 2023, represents costs primarily related to severance as part of the Company's restructuring efforts.
(b)	Represents costs related to the impairment of goodwill related to the Pharma Solutions disposal group.
(c)	For 2024, primarily represents gains recognized as part of the sale of the Cosmetic Ingredients business. For 2023, primarily represents losses recognized as part of the sale of a portion of the Savory Solutions business.
(d)	Represents the loss recognized on assets classified as held for sale of the Pharma Solutions disposal group.
(e)	For 2024 and 2023, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration related activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts. For 2024 and 2023, tax expenses for business divestiture costs included establishments of deferred tax liabilities related to planned sales of businesses.

For the three months ended June 30, 2024, business divestiture and integration costs were approximately $53 million and $3 million, respectively. For the three months ended June 30, 2023, business divestiture, integration and acquisition costs were approximately $20 million, $20 million and $5 million, respectively. For the six months ended June 30, 2024, business divestiture and integration costs were approximately $109 million and $5 million, respectively. For the six months ended June 30, 2023, business divestiture, integration and acquisition costs were approximately $41 million, $30 million, and $5 million, respectively.
(f)	For 2023, represents gain recognized from the completion of the relocation of a facility in China.
(g)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.
(h)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(i)	Represents (gains) losses from sale of assets, executive employee separation costs and costs related to the Company's entity realignment project to optimize the structure of holding companies, primarily consulting fees.
(j)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(k)	For the three months ended June 30, 2024, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $2 million. For the six months ended June 30, 2024, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $3 million.
(l)	The sum of these items does not foot due to rounding.
(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Second Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$2,092	$1,897
Acquisition, Divestiture and Integration Costs (e)	1	—
Adjusted (Non-GAAP)	$2,093	$1,897

Reconciliation of Selling and Administrative Expenses
	Second Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$983	$899
Acquisition, Divestiture and Integration Costs (e)	(116)	(76)
Strategic Initiatives Costs (g)	(16)	(22)
Regulatory Costs (h)	(54)	(19)
Other (i)	(5)	—
Adjusted (Non-GAAP)	$792	$782

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS
	Second Quarter Year-to-Date
	2024				2023
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS	Income before taxes	Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS (l)
Reported (GAAP)	$298	$65	$230	$0.90	$64	$45	$18	$0.07
Restructuring and Other Charges (a)	5	1	4	0.02	59	16	43	0.17
Impairment of Goodwill (b)	64	—	64	0.25	—	—	—	—
(Gains) Losses on Business Disposals (c)	(368)	(23)	(345)	(1.35)	19	(5)	24	0.09
Loss on Assets Classified as Held for Sale (d)	282	58	224	0.87	—	—	—	—
Acquisition, Divestiture and Integration Costs (e)	114	3	111	0.44	76	—	76	0.30
Gain on China Facility Relocation (f)	—	—	—	—	(22)	(6)	(16)	(0.06)
Strategic Initiatives Costs (g)	16	4	12	0.05	22	5	17	0.07
Regulatory Costs (h)	54	8	46	0.18	19	4	15	0.06
Other (i)	(4)	(3)	(1)	(0.02)	(2)	(1)	(1)	—
Adjusted (Non-GAAP)	$461	$113	$345	$1.34	$235	$58	$176	$0.69

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Second Quarter Year-to-Date
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2024	2023
Numerator
Adjusted (Non-GAAP) Net Income	$345	$176
Amortization of Acquisition related Intangible Assets	321	343
Tax impact on Amortization of Acquisition related Intangible Assets (j)	79	78
Amortization of Acquisition related Intangible Assets, net of tax (m)	242	265
Adjusted (Non-GAAP) Net Income ex. Amortization	$587	$441

Denominator
Weighted average shares assuming dilution (diluted)	256	255
Adjusted (Non-GAAP) EPS ex. Amortization	$2.29	$1.72

(a)	For 2024, represents costs related to lease impairment and severance as part of the Company's restructuring efforts. For 2023, represents costs primarily related to severance as part of the Company's restructuring efforts.
(b)	Represents costs related to the impairment of goodwill related to the Pharma Solutions disposal group.
(c)	For 2024, primarily represents gains recognized as part of the sale of the Cosmetic Ingredients business. For 2023, primarily represents losses recognized as part of the sale of a portion of the Savory Solutions business.
(d)	Represents the loss recognized on assets classified as held for sale of the Pharma Solutions disposal group.
(e)	For 2024 and 2023, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration related activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts. For 2024 and 2023, tax expenses for business divestiture costs included establishments of deferred tax liabilities related to planned sales of businesses.

For the three months ended June 30, 2024, business divestiture and integration costs were approximately $53 million and $3 million, respectively. For the three months ended June 30, 2023, business divestiture, integration and acquisition costs were approximately $20 million, $20 million and $5 million, respectively. For the six months ended June 30, 2024, business divestiture and integration costs were approximately $109 million and $5 million, respectively. For the six months ended June 30, 2023, business divestiture, integration and acquisition costs were approximately $41 million, $30 million, and $5 million, respectively.
(f)	For 2023, represents gain recognized from the completion of the relocation of a facility in China.
(g)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.
(h)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(i)	Represents (gains) losses from sale of assets, executive employee separation costs and costs related to the Company's entity realignment project to optimize the structure of holding companies, primarily consulting fees.
(j)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(k)	For the three months ended June 30, 2024, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $2 million. For the six months ended June 30, 2024, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $3 million.
(l)	The sum of these items does not foot due to rounding.
(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Loss
(DOLLARS IN MILLIONS)	Twelve Months Ended June 30, 2024
Net loss	$(2,355)
Interest expense(1)	341
Income taxes	65
Depreciation and amortization	1,103
Specified items(2)	3,030
Non-cash items(3)	11
Credit Adjusted EBITDA	$2,195
 _______________________
(1)Certain adjustments were made to interest expense associated with our cash pooling arrangements for the third and fourth quarters of 2023.
(2)Specified items consisted of restructuring and other charges, impairment of goodwill, acquisition, divestiture and integration costs, strategic initiatives costs, regulatory costs and other costs that are not related to recurring operations.
(3)Non-cash items consisted of losses (gains) on sale of assets, losses (gains) on business disposals, loss on assets classified as held for sale, write-down of inventory related to Locust Bean Kernel and stock-based compensation.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	June 30, 2024
Total debt(1)	$9,404
Adjustments:
Cash and cash equivalents(2)	674
Net debt	$8,730
 _______________________
(1)Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.
(2)Cash and cash equivalents included approximately $3 million currently in Assets held for sale on the Consolidated Balance Sheets.

International Flavors & Fragrances Inc.
Comparable Reportable Segment Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales
Nourish(1)	$1,478	$1,470	$2,974	$2,985
Health & Biosciences	558	522	1,089	1,035
Scent(2)	603	547	1,248	1,135
Pharma Solutions	250	251	477	504
Consolidated	$2,889	$2,790	$5,788	$5,659
Segment Adjusted Operating EBITDA
Nourish(1)	$232	$171	$448	$363
Health & Biosciences	165	145	324	276
Scent(2)	137	99	294	200
Pharma Solutions	54	67	100	126
Total	588	482	1,166	965
Depreciation & Amortization	(246)	(287)	(524)	(563)
Interest Expense	(79)	(101)	(162)	(201)
Other (Expense) Income, net	(15)	11	(16)	8
Restructuring and Other Charges	(2)	(7)	(5)	(59)
Impairment of Goodwill	(64)	—	(64)	—
Gains (Losses) on Business Disposals	368	(5)	368	(19)
Loss on Assets Classified as Held for Sale	(282)	—	(282)	—
Acquisition, Divestiture and Integration Costs	(59)	(45)	(117)	(76)
Strategic Initiatives Costs	(12)	(9)	(16)	(22)
Regulatory Costs	(19)	(14)	(54)	(19)
Other	5	(3)	4	2
Impact of Business Divestitures(3)	—	28	—	48
Income Before Taxes	$183	$50	$298	$64
Segment Adjusted Operating EBITDA Margin
Nourish	15.7%	11.6%	15.1%	12.2%
Health & Biosciences	29.6%	27.8%	29.8%	26.7%
Scent	22.7%	18.1%	23.6%	17.6%
Pharma Solutions	21.6%	26.7%	21.0%	25.0%
Consolidated	20.4%	17.3%	20.1%	17.1%
______________________
(1)Nourish sales and segment adjusted operating EBITDA for the three and six months ended June 30, 2023 exclude the results of the portion of the Savory Solutions business and Sonarome business that were divested to present fully comparable scenarios. The divestitures were completed on May 31, 2023 and December 1, 2023, respectively.
(2)Scent sales and segment adjusted operating EBITDA for the three and six months ended June 30, 2023 exclude the results of the Flavor Specialty Ingredients business and Cosmetic Ingredients business that were divested to present fully comparable scenarios. The divestitures were completed on August 1, 2023 and April 2, 2024, respectively.
(3)Amounts exclude the results of the portion of the Savory Solutions business, Flavor Specialty Ingredients business, Sonarome business, and Cosmetic Ingredients business that were divested in the second quarter of 2023 (May 31, 2023), third quarter of 2023 (August 1, 2023), fourth quarter of 2023 (December 1, 2023), and second quarter of 2024 (April 2, 2024), respectively, to present fully comparable scenarios.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

Q2 Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(5)%	28%	4.1%
Portfolio Impact	6%	7%	0.0%
% Change - Comparable	1%	36%	4.1%
Currency Impact	3%
% Change - Currency Neutral	4%

Q2 Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	7%	14%	1.8%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	7%	14%	1.8%
Currency Impact	2%
% Change - Currency Neutral	9%

Q2 Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	2%	17%	2.9%
Portfolio Impact	8%	21%	1.7%
% Change - Comparable	10%	38%	4.6%
Currency Impact	6%
% Change - Currency Neutral	16%

Q2 Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	0%	(19)%	(5.1)%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	0%	(19)%	(5.1)%
Currency Impact	0%
% Change - Currency Neutral	0%

Q2 Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(1)%	15%	3.0%
Portfolio Impact	5%	7%	0.1%
% Change - Comparable	4%	22%	3.1%
Currency Impact	3%
% Change - Currency Neutral	7%

 _______________________
Note: The sum of these items may not foot due to rounding.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

YTD Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(8)%	15%	3.0%
Portfolio Impact	7%	8%	(0.1)%
% Change - Comparable	0%	23%	2.9%
Currency Impact	3%
% Change - Currency Neutral	3%

YTD Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	5%	17%	3.1%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	5%	17%	3.1%
Currency Impact	2%
% Change - Currency Neutral	7%

YTD Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	4%	32%	5.1%
Portfolio Impact	6%	15%	0.9%
% Change - Comparable	10%	47%	6.0%
Currency Impact	6%
% Change - Currency Neutral	16%

YTD Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(5)%	(21)%	(4.0)%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	(5)%	(21)%	(4.0)%
Currency Impact	(1)%
% Change - Currency Neutral	(6)%

YTD Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(3)%	15%	3.1%
Portfolio Impact	5%	6%	(0.1)%
% Change - Comparable	2%	21%	3.0%
Currency Impact	3%
% Change - Currency Neutral	5%

 _______________________
Note: The sum of these items may not foot due to rounding.